UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 13, 2020

ROYAL CARIBBEAN CRUISES LTD.
(Exact Name of Registrant as Specified in Charter)

Republic of Liberia
(State or Other Jurisdiction of Incorporation)

1-11884	98-0081645
(Commission File Number)	(IRS Employer Identification No.)

1050 Caribbean Way, Miami, Florida	33132
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 305-539-6000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	RCL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01 Regulation FD Disclosure.

On October 13, 2020, in connection with the Offerings (defined below), Royal Caribbean Cruises Ltd. (the “Company”) is distributing certain information, reproduced below, to potential investors.

COVID-19

The disruptions to our operations resulting from the COVID-19 pandemic (“COVID-19”) have had, and continue to have, a material negative impact on our financial condition and results of operations. The outbreak of COVID-19 has resulted in an unprecedented global response to contain the spread of the disease. These global efforts have resulted in travel restrictions and created significant uncertainty regarding worldwide port closures and availability. As part of the global containment effort, we previously announced a voluntary suspension of our four global cruise brands’ operations: Royal Caribbean International, Celebrity Cruises, Azamara and Silversea Cruises (collectively, our “Global Brands”) effective March 13, 2020, which has been extended through at least November 30, 2020, excluding sailings from Hong Kong. In addition, although Royal Caribbean International has received approval from the Singapore Government to pilot cruises starting in December 2020, Royal Caribbean International will be suspending all sailings departing from Australia and New Zealand on or before December 31, 2020. Celebrity Cruises will also be suspending their full 2020/21 Winter program in Australia and Asia. Additionally, Azamara will be suspending their 2020/21 Winter sailings throughout Australia and New Zealand, South Africa and South America. In connection with these suspensions, we have repatriated over 44,000 crew members to their home countries around the globe. Containment efforts as a result of the disease and continued disruptions to travel and port operations in various regions may result in further suspensions.

We have been developing a comprehensive and multi-faceted program to address the unique public health challenges posed by COVID-19. This includes, among other things, enhanced screening, upgraded cleaning and disinfection protocols and plans for social distancing. Together with Norwegian Cruise Line, we recently established a “Healthy Sail Panel (HSP)” made up of leading experts in relevant fields, including epidemiology, infectious diseases, public policy and regulation, engineering and general health safety to advise us in our effort to establish and implement appropriate safety protocols. We are working with the Centers for Disease Control and Prevention (“CDC”), the White House Coronavirus Task Force, global public health authorities and national and local governments to enhance measures to protect the health, safety and security of guests, crew and the communities visited while we are out of service and once operations resume. We are currently waiting for approval from the CDC to respond to the recommendations that are described below, and to confirm whether there will be future extensions of their previous “no sail” order that has most recently been extended to October 31, 2020. We have not been notified by the CDC of any intention to extend the current “no sail” order beyond the current specified outside date of October 31, 2020, and we currently have no further information as to when the CDC will respond to our recommendations or make any announcement. Such responses will determine the timing and implementation of our plans to return to service which we expect to be gradual, and, with certain limited exceptions, including those described above, to include commercial sailings commencing no earlier than December 1, 2020. Based on the status of our discussions with the CDC and all recent communications with respect to our submitted plan, including consideration of the “no sail” order, as well as the best information available to us as of the date of this prospectus supplement, we remain optimistic that we will be able to commence commercial sailings in 2020; however, we can provide no assurance that we will be able to return to service within such timeframe.

Update on Bookings

Our bookings for 2021 have continued to improve over the last two months, although still below pre-COVID-19 levels. Pricing for 2021 bookings is relatively flat year-over-year when including the negative yield impact of bookings made with future cruise credits; it is slightly up year-over-year when excluding them. We have implemented various programs to best serve our booked guests providing the choice of future cruise credits (“FCCs”) or the opportunity to “Lift & Shift” their booking to the same sailing the following year in lieu of providing cash refunds.

As of June 30, 2020, the Company had approximately $1.8 billion in customer deposits. The Company believes that the customer deposits balance is not materially different as of September 30, 2020 as compared to the June 30, 2020 balance. Approximately 50% of the guests booked on cancelled sailings have requested cash refunds.

Update on Healthy Sail Panel Recommendations

On September 21, 2020, the HSP submitted its recommendations to the CDC in response to a CDC request for public comment that will be used to inform future public health guidance and preventative measures relating to travel on cruise ships. The HSP’s 65-plus-page report includes 74 detailed best practices to protect the public health and safety of guests, crew and the communities where cruise ships call. Recommendations include testing, the use of face coverings, and enhanced sanitation procedures on ships and in terminals.

The HSP identified five areas of focus every cruise operator should address to improve health and safety for guests and crew, and reduce the risk of infection and spread of COVID-19 on cruise ships:

1.	Testing, Screening and Exposure Reduction

2.	Sanitation and Ventilation

3.	Response, Contingency Planning and Execution

4.	Destination and Excursion Planning

5.	Mitigating Risks for Crew Members

In each category, the HSP created practical and actionable recommendations to address specific safety concerns. Among the recommendations are key strategies such as:

•	Taking aggressive measures to prevent COVID-19 from entering a ship through robust education, screening and testing of both crew and guests prior to embarkation;

•	Reducing transmission via air management strategies and enhanced sanitation practices;

•	Implementing detailed plans to address positive infection on board, including contingencies for onboard treatment, isolation and rapid evacuation and repatriation;

•	Closely controlling shore excursions; and

•	Enhanced protection for crew members.

We expect the CDC’s response to the HSP’s recommendations, as well as the responses of other authorities around the globe, to inform the development of new, detailed operating protocols which will represent an important milestone in the process of resuming sailing around the world. Based on the HSP’s recommendations, we plan to implement a comprehensive set of health and safety measures at every step of the guest journey with rigorous protocols, while continuing to deliver on our brands’ leading vacation experiences. We are also designing itineraries where we will be able to control the vacation experience under the health and safety protocols.

Beyond the health and safety protocols, our resumption of operations will include a staggered return of the fleet to service, including:

•	Bringing the fleet from layup status to fully operational;

•	Bringing crew back to appropriate level of PAR and expected reduced load factors for a period of time; and

•	Implementation of the health and safety protocols on ships as they resume operations and while protocols are required.

Update on Recent Liquidity Actions and Ongoing Uses of Cash

As of September 30, 2020, we had liquidity of approximately $3.7 billion, including $3.0 billion in the form of cash and cash equivalents and a $0.7 billion commitment for a 364-day term loan. Our cash burn rate for the third quarter was consistent with our previously announced range of approximately $250 million to $290 million per month during a prolonged suspension of operations, when excluding cash refunds of customer deposits, commissions, cash inflows from new and existing bookings and fees and collateral postings related to our financing and hedging activities. In response to the financial impacts of COVID-19, we have taken preemptive actions that focus on strengthening liquidity through significant cost and capital expenditure reductions, cash conservation and additional financing sources, as described below.

Reduced Operating Expenses

We have taken significant actions to reduce our operating expenses during the suspension of our global cruise operations. In particular, we:

•	significantly reduced ship operating expenses, including crew payroll, food, fuel, insurance and port charges;

•	further reduced operating expenses as our ships are currently transitioning into various levels of layup with several ships in the fleet transitioning into cold layup;

•	eliminated or significantly reduced marketing and selling expenses for the remainder of 2020;

•	reduced and furloughed our workforce, with approximately 23% of our U.S. shoreside employee base being impacted; and

•	suspended travel for shoreside employees and instituted a hiring freeze across the organization.

We may seek to further reduce our average monthly expenses under a further prolonged non-revenue scenario. This includes consideration of additional vessels heading to cold layup as well as further assessment of our US shoreside workforce, including those coming back from furlough.

Reduced Capital Expenditures

Since the start of February 2020, we have identified approximately $4.4 billion of capital expenditure reductions or deferrals in 2020 and 2021. The reductions or deferrals of capital expenditures comprise the following:

•	$1.3 billion of non-newbuild, discretionary capital expenditures; and

•	$3.1 billion in reduced spend or deferred installment payments for newbuild related payments which we are currently finalizing.

COVID-19 has impacted shipyard operations which has resulted in delivery delays of ships previously planned for delivery in 2020 and 2021. Of five ships originally scheduled for delivery between July 2020 and December 2021, we expect that Silver Moon, Silver Dawn and Odyssey of the Seas will be delivered within the planned time frame. The exact duration of the ship delivery delays is currently under discussion with the impacted shipyards.

Debt Maturities, New Financings and Other Liquidity Actions

Since the start of February 2020, we have taken several additional actions to further improve our liquidity position and manage cash flow. In particular, we:

•	increased the capacity under our revolving credit facilities by $0.6 billion, and fully drew on both facilities;

•	entered into a $2.35 billion 364-day senior secured loan agreement (the “Senior Secured Term Loan”) with an option to extend the maturity for an additional 364 days secured by 28 ships with a net book value of approximately $12 billion as of March 31, 2020, after giving effect to the vessel impairment reported during the first quarter of 2020;

•	issued $3.32 billion in senior secured notes, of which $1.0 billion are due in 2023 and $2.32 billion are due in 2025. The Senior Secured Term Loan was repaid in its entirety with a portion of the proceeds of these notes;

•	secured deferrals of existing debt amortization under our export-credit backed debt facilities which increased our liquidity by $0.9 billion;

•	issued $1.0 billion senior guaranteed notes maturing 2023;

•	issued $1.15 billion convertible notes maturing 2023 (the “Existing Convertible Notes”);

•	qualified for a government commercial paper program by the Bank of England and issued £300.0 million, or approximately $370.8 million, of commercial paper thereunder;

•	obtained a one-year commitment for a $700 million senior guaranteed 364-day facility which may be increased to $1.0 billion; and

•	agreed with certain of our lenders that we will not pay dividends or engage in stock repurchases for so long as our debt covenant waivers are in effect.

Expected debt maturities for the remainder of 2020 and 2021 are $0.3 billion and $1.3 billion, respectively. We estimate our cash burn to be, on average, in the range of approximately $250 million to $290 million per month during a prolonged suspension of operations. This range includes all interest expenses, including the increases driven by the latest capital raises (other than any interest expense related to the Convertible Notes Offering). It also includes ongoing ship operating expenses, administrative expenses, hedging costs, expected necessary capital expenditures (net of committed financings in the case of newbuilds) and excludes cash refunds of customer deposits, commissions, debt obligations and cash inflows from new and existing bookings. We are considering ways to further reduce the average monthly cash burn under a further prolonged out-of-service scenario and during re-start of operations.

We continue to identify and evaluate further actions to improve our liquidity. These include and are not limited to: further reductions in capital expenditures, operating expenses and administrative costs and additional financings.

Both our export credit agency (“ECA”) facilities and non-ECA bank facilities contain covenants that require us, among other things, to maintain a fixed charge coverage ratio of at least 1.25x and limit our net debt-to-capital ratio to no more than 62.5%. Certain facilities also include a minimum stockholder’s equity covenant. In the second quarter of 2020, the requisite lenders under such facilities agreed to waive the requirement to comply with such financial covenants through and including the first quarter of 2021. With respect to certain of these facilities, we agreed to additional covenants during the covenant waiver period, including that we maintain at least $300 million in unrestricted cash and cash equivalents (tested monthly) and that we are not permitted during the covenant waiver period, subject to limited exceptions, to pay cash dividends or make share repurchases unless we would have been compliant with our fixed charge coverage ratio at such time. Subsequent to June 30, 2020, we further amended our export facilities and certain of our non-ECA facilities, to extend the financial covenant waiver through and including, the fourth quarter of 2021. In connection therewith, we increased the minimum liquidity covenant to $500 million, as applicable, subject to reduction in the event of further capital raises, and extended the dividend and share repurchase restrictions through the new waiver period.

Certain of the underwriters and initial purchasers and/or certain of their affiliates are agents and/or lenders under certain of our credit facilities, including certain of our ECA facilities and non-ECA bank facilities as described in the preceding paragraph.

Pullmantur Reorganization

On June 22, 2020, Pullmantur S.A, a subsidiary of Pullmantur Holdings S.L. (“Pullmantur Holdings”), in which we own a 49% non-controlling interest, filed for reorganization under the terms of the Spanish insolvency laws due to the negative impact of the COVID-19 pandemic on their operations. Subsequently, Pullmantur Holdings and certain of its other subsidiaries filed for reorganization in Spain. The Pullmantur brand has cancelled all of its ship operations until, at least, November 15, 2020. We suspended equity method accounting for Pullmantur Holdings during the second quarter of 2020.

Risks Relating to our Business

The global COVID-19 pandemic has had, and will continue to have, a material adverse impact on our business and results of operations. The global spread of COVID-19 and the unprecedented responses by governments and other authorities to control and contain the disease, has caused significant disruptions, created new risks, and exacerbated existing risks to our business.

We have been, and will continue to be, negatively impacted by the COVID-19 pandemic, including impacts that resulted from actions taken in response to the outbreak. Examples of these include, but are not limited to, travel bans and cruising advisories and the resulting temporary suspension of our Global Brands' operations, which is expected to continue until at least November 30, 2020, excluding sailings from Hong Kong, and December 31, 2020 or the end of the 2020/21 Winter program with respect to certain countries such as Australia and New Zealand, restrictions on the movement and gathering of people, social distancing measures, shelter-in-place/stay-at-home orders, and disruptions to businesses in our supply chain. In addition to the imposed restrictions affecting our business, the extent, duration, and magnitude of the COVID-19 pandemic’s effect on the economy and consumer demand for cruising and travel is still rapidly fluctuating and difficult to predict. As such, these impacts may persist for an extended period of time or even become more pronounced, even after we are permitted to and/or begin to resume operations.

The COVID-19 pandemic also has elevated risks affecting significant parts of our business:

•	Operations: Due to the global public health circumstances, we have decided to extend the suspension of sailings of our Global Brands’ fleet through at least November 30, 2020, excluding sailings from Hong Kong and December 31, 2020 or the end of the 2020/21 Winter program with respect to certain countries such as Australia and New Zealand. It is uncertain as to whether we will need to suspend additional sailings and to what extent, although once such suspension ends, we still do not expect to return to normal sailings for some time. The suspension of sailings and the expected reduction in demand for future cruising once we resume sailing has led to a significant decline in our revenues and cash inflows, which has required us to take cost and capital expenditure containment actions. Consequently, we have reduced and furloughed our workforce, with approximately 23% of our U.S. shoreside employee base being impacted and, except for the minimum safe manning shipboard crew required to operate the ships during the suspension of operations, our shipboard crew were notified that their contracts would end early and they would be notified about new assignments when operations resume in the future. As a result of these actions, we may be challenged in rebuilding our workforce which could further delay our return to service. In addition, we have reduced our planned capital spending through 2021, which may negatively impact our execution of planned growth strategies, particularly as it relates to investments in our ships, technology, and our expansion of land-based developments. Furthermore, we have taken actions to monitor and mitigate changes in our supply chain, and port destination availability, which may strain relationships with our vendors and port partners. On September 21, 2020, the Healthy Sail Panel, which was formed in June by the Company and Norwegian Cruise Line Holdings Ltd., submitted its report on recommendations to the CDC, which included 74 detailed best practices to protect the public health and safety of guests, crew and the communities where cruise ships call. We are currently waiting for approval from the CDC to respond to the recommendations that are described below, and to confirm whether there will be future extensions of their previous “no sail” order that has most recently been extended to October 31, 2020. We have not been notified by the CDC of any intention to extend the current “no sail” order beyond the current specified outside date of October 31, 2020, and we currently have no further information as to when the CDC will respond to our recommendations or make any announcement. Such responses will determine the timing and implementation of our plans to return to service which we expect to be gradual, and, with certain limited exceptions, including those described above, to include commercial sailings commencing no earlier than December 1, 2020. Based on the status of our discussions with the CDC and all recent communications with respect to our submitted plan, including consideration of the “no sail” order, as well as the best information available to us as of the date of this Current Report on Form 8-K, we remain optimistic that we will be able to commence commercial sailings in 2020; however, we can provide no assurance that we will be able to return to service within such timeframe. Any protocols we adopt in line with these recommendations may be costly to implement across our fleet and they may be less effective than we expect in reducing the risk of infection and spread of COVID-19 on our cruise ships, which will negatively impact our operations and expose us to reputational and legal risks. Due to the unprecedented and uncertain nature of the COVID-19 pandemic, it is difficult to predict the impact of further disruptions and their magnitude. The impact of further disruptions may depend on how they coincide with the timing of when we seek to resume sailing. In addition, we have never previously experienced a complete cessation of our cruising operations, and as a consequence, our ability to predict the impact of such a cessation on our brands and future prospects is limited and such impact is uncertain.

•	Results of Operations: Our suspension of sailings of our Global Brands’ fleet has materially impacted the results of our operations. We have incurred and will continue to incur significant costs associated with cancellations as we accommodate passengers with refunds and future cruise credits; as well as continuing to assist our crew with their return home, food, housing, and medical needs. In addition, although cruise operations are currently suspended, we have incurred and will likely continue to incur significant overhead costs associated with layup of our fleet and enhanced COVID-19 related sanitation procedures. As we cannot control adverse media coverage and we cannot predict exactly when we will resume sailing operations, we are experiencing and may continue to experience weak demand for cruising for an undeterminable length of time and we cannot predict when we will return to pre-outbreak demand or fare pricing or if we will return to such levels in the foreseeable future. Following the resumption of operations, our Global Brands and our 50% joint venture interest in the German brand TUI Cruises, which operates the German brands TUI Cruises and Hapag-Lloyd Cruises (collectively our “Partner Brands”) may be subject to the continued impact of the COVID-19 pandemic. Our Partner Brands, TUI Cruises and Hapag-Lloyd Cruises, resumed limited operations in July 2020 with cruises of short durations, with reduced occupancies and with limited or no ports of call. The negative impacts to our financial performance of the current situation have resulted and may continue to result in impairments of our long-lived and intangible assets, which has influenced our decision making relating to early disposal, sale or retirement of assets. For the six months ended June 30, 2020, we incurred impairment charges and credit losses of $1.3 billion related to the impairment of goodwill and trademarks and trade names attributable to our Silversea Cruises reporting unit, and long-lived assets as well as credit losses on mostly receivables related to our sale of property and equipment. Additionally, any future profitability will be impacted by increased debt service costs as a result of our liquidity actions.

•	Liquidity: The suspension of our sailings and the reduction in demand for future cruising has adversely impacted our liquidity as we have experienced a significant increase in refunds of customer deposits while cash inflows from new or existing bookings on future sailings has reduced sharply. As a result, we have taken actions to increase our liquidity through a combination of capital and operating expense reductions and financing activities. For instance, we borrowed an aggregate principal amount of $2.2 billion on March 23, 2020 and an additional $150 million on May 4, 2020 pursuant to a 364-day senior secured term loan. On March 27, 2020, we drew down all the remaining capacity of our revolving credit facilities for a total of $3.475 billion outstanding. On May 19, 2020, we issued $3.32 billion in senior secured notes of which $1.0 billion is due in 2023 and $2.32 billion is due in 2025. The previously mentioned $2.35 billion, 364-day senior secured loan was repaid in its entirety with a portion of the proceeds of these notes. On June 9, 2020, we issued $1.0 billion in senior unsecured notes which mature in 2023. Also on June 9, 2020, we issued $1.15 billion in convertible notes which are convertible into shares of our common stock, cash, or a combination of common stock and cash, at our election after meeting certain conditions prior to March 15, 2023. The convertible notes mature in 2023. In June 2020, we established a commercial paper facility for the purpose of issuing short-term, unsecured Sterling-denominated notes for purchase under the Joint HM Treasury and Bank of England’s COVID Corporate Financing Facility commercial paper program in an aggregate principal amount up to £300.0 million. In August 2020, we obtained a one-year commitment for a $700 million senior guaranteed 364-day facility which may be increased to $1.0 billion. We also agreed with certain of our lenders that we will not pay dividends or engage in stock repurchases for so long as our debt covenant waivers are in effect. On April 2, 2020, S&P Global downgraded us from BBB- to BB and on May 13, 2020, Moody’s downgraded us from Baa3 to Ba2. In addition, on August 24, 2020, Moody’s downgraded our senior unsecured rating from Ba2 to B2, and on August 31, 2020, S&P Global downgraded our senior unsecured rating from BB to B+. On August 24, 2020, Moody’s also downgraded the 7.250% Senior Secured Notes due 2025 issued by Silversea Cruise Finance Ltd. (the “Silversea Notes”) to Ba2 from Baa3 and as a result, certain covenants of the indenture governing the Silversea Notes have been reinstated. These downgrades reduce our ability to incur secured indebtedness by reducing the amount of indebtedness that we are permitted to secure, and may negatively impact our access to, and cost of, debt financing. During the three months ended June 30, 2020, we obtained an interim debt service deferral and financial covenant holiday under certain of our export-credit backed loan facilities to generate a cumulative $0.9 billion of incremental liquidity, which is to be repaid over a period of four years after the 12-month deferral period. Our ability to raise additional financing, whether or not secured, could be limited if our credit rating is further downgraded, and/or if we fail to comply with applicable covenants governing our outstanding indebtedness, and/or if overall financial market conditions worsen. Additionally, due to the complexity of the pandemic’s impact to the economy and uncertainty of its duration, we cannot guarantee that assumptions used to project our liquidity needs will be correct, which may result in the need for additional financing and/or may result in the inability to satisfy covenants required by our current credit facilities. If we continue to raise additional funds through equity or convertible debt issuances, such as the Offerings, our shareholders could experience dilution of their ownership interest, and these securities could have rights, preferences, and privileges that are superior to that of holders of our ordinary shares. If we raise additional funds by issuing debt, we may be subject to limitations on our operations due to restrictive covenants, which may be more restrictive than the covenants in our existing debt agreements, and we may be required to further encumber our assets. Also, as a result of our additional debt issuances, we will require a significant amount of cash to service our debt and sustain operations. Our ability to generate cash depends on factors beyond our control and we may be unable to repay or repurchase debt at maturity. If adequate funds are not available on acceptable terms, or at all, we may be unable to fund our operations, or respond to competitive pressures, any of which could negatively affect our business. There is no guarantee that financing will be available in the future or that such financing will be available with similar terms or terms that are commercially acceptable to us. Further, if any government agrees to provide us with disaster relief assistance, or other assistance due to the impacts of the COVID-19 pandemic, and we determine it is beneficial to seek such government assistance, it may impose restrictions on executive compensation, share buybacks, dividends, prepayment of debt and other similar restrictions until the aid is repaid or redeemed in full, which could significantly limit our corporate activities and adversely impact our business and operations. We cannot assure you that any more such disaster relief would be available to us.

•	Litigation: On October 7, 2020, a shareholder filed a putative class action complaint against us and certain officers, in the United States District Court for the Southern District of Florida, alleging misrepresentations relating to COVID-19 in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5, seeking unspecified damages on behalf of a purported class consisting of all persons and entities (subject to specified exceptions) that purchased or otherwise acquired our securities from February 4, 2020 through March 17, 2020. We cannot predict the duration or outcome of this lawsuit at this time, although we believe the claims are without merit. Depending on how the case progresses, it could be costly to defend and could divert the attention of management and other resources from operations. Accordingly, even if ultimately resolved in our favor, this action could have a material adverse effect on our business, financial condition, results of operations and liquidity.

Disease outbreaks and an increase in concern about the risk of illness could adversely impact our business and results from operations.

Disease outbreaks and increased concern related to illness when travelling to, from, and on our ships could cause a drop in demand for cruises, guest cancellations, travel restrictions, an unavailability of ports and/or destinations, cruise cancellations, ship redeployments and an inability to source our crew, provisions or supplies from certain places. Due to the complex and evolving nature of the COVID-19 pandemic we cannot predict the duration of the effect of the current pandemic, and the magnitude is dependent on the development of future events and responses from governments, other authorities, and individual consumers. Our industry, including our passengers and crew, may be subject to enhanced health and safety requirements in the future which may be costly and take a significant amount of time to implement across our fleet and we may be subject to concerns that cruises are susceptible to the spread of infectious diseases such as COVID-19. For example, local governments may establish their own set of rules for self-quarantines and/or require proof of individuals health status prior to or upon visiting. These effects may extend beyond any resolution of the current COVID-19 pandemic through the development of a vaccine or effective therapeutic treatment, and the impact of any of these factors could have a material adverse effect on our business and results of operations. In addition, the new operating protocols we are developing and any other health protocol we may develop or that may be required by law in the future in response to COVID-19 or other infectious diseases may be costly to implement and less effective than we expected in reducing the risk of infection and spread of such disease on our cruise ships, which will negatively impact our operations and expose us to reputational and legal risks.

The information in this Item 7.01 is deemed “furnished” and not “filed” under Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01 Other Events.

Equity Offering and Convertible Notes Offering

On October 13, 2020, the Company issued press releases announcing that the Company has commenced an underwritten public offering of shares of common stock, par value $0.01 per share, of the Company (the “Equity Offering”) and a concurrent private offering of senior convertible notes (the “Convertible Notes”) to be issued by the Company due 2023 (the “Convertible Notes Offering” and, collectively with the Equity Offering, the “Offerings”). The closing of each offering is not contingent upon the closing of the other offering. A copy of the press release announcing the Equity Offering is attached hereto as Exhibit 99.1 and a copy of the press release announcing the Convertible Notes Offering is attached hereto as Exhibit 99.2, and each such press release is incorporated by reference herein.

The Company expects to use a portion of the net proceeds from the Convertible Notes Offering to repay its 2.650% Senior Notes due 2020, with the remainder to be used for general corporate purposes. The Company expects to use the net proceeds from the Equity Offering for general corporate purposes.

The Convertible Notes are being offered only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act. The Convertible Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This Current Report on Form 8–K shall not constitute an offer to sell or a solicitation of an offer to buy shares of common stock, the Convertible Notes or any other securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this Current Report on Form 8-K relating to, among other things, our future performance estimates, forecasts and projections constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2020 and beyond. Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” “would,” “considering”, and similar expressions are intended to help identify forward-looking statements. Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the global incidence and spread of COVID-19, which has led to the temporary suspension of our operations and has had and will continue to have a material adverse impact on our business, liquidity and results of operations, or other contagious illnesses on economic conditions and the travel industry in general and the financial position and operating results of our Company in particular, such as: the current and potential additional governmental and self-imposed travel restrictions, the current and potential extension of the suspension of cruises and new additional suspensions, guest cancellations; our ability to obtain sufficient financing, capital or revenues to satisfy liquidity needs, capital expenditures, debt repayments and other financing needs; the effectiveness of the actions we have taken to improve and address our liquidity needs; the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; incidents or adverse publicity concerning our ships, port facilities, land destinations and/or passengers or the cruise vacation industry in general; concerns over safety, health and security of guests and crew; further impairments of our goodwill, long-lived assets, equity investments and notes receivable; an inability to source our crew or our provisions and supplies from certain places; the incurrence of COVID-19 and other contagious diseases on our ships and an increase in concern about the risk of illness on our ships or when traveling to or from our ships, all of which reduces demand; unavailability of ports of call; growing anti-tourism sentiments and environmental concerns; changes in US foreign travel policy; the uncertainties of conducting business internationally and expanding into new markets and new ventures; our ability to recruit, develop and retain high quality personnel; changes in operating and financing costs; our indebtedness, any additional indebtedness we may incur and restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; the impact of foreign currency exchange rates, interest rate and fuel price fluctuations; the settlement of conversions of our convertible notes, if any, in shares of our common stock or a combination of cash and shares of our common stock, which may result in substantial dilution for our existing shareholders; our expectation that we will not declare or pay dividends on our common stock for the near future; vacation industry competition and changes in industry capacity and overcapacity; the risks and costs associated with protecting our systems and maintaining integrity and security of our business information, as well as personal data of our guests, employees and others; the impact of new or changing legislation and regulations or governmental orders on our business; pending or threatened litigation, investigations and enforcement actions; the effects of weather, natural disasters and seasonality on our business; emergency ship repairs, including the related lost revenue; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; the unavailability or cost of air service; and uncertainties of a foreign legal system as we are not incorporated in the United States.

In addition, many of these risks and uncertainties are currently heightened by and will continue to be heightened by, or in the future may be heightened by, the COVID-19 pandemic. It is not possible to predict or identify all such risks.

The forward-looking statements included in this Current Report on Form 8-K speak only as of the date of this Current Report on Form 8-K. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should consider the areas of risk described above, as well as those set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, as updated by our Current Report on Form 8-K filed on May 13, 2020, those set forth under the heading “Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

Exhibit 99.1 – Press release dated October 13, 2020

Exhibit 99.2 – Press release dated October 13, 2020.

Exhibit 104 Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL CARIBBEAN CRUISES LTD.

Date: October 13, 2020	By:	/s/ JASON T. LIBERTY
	Name:	Jason T. Liberty
EVP, Chief Financial Officer